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                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3, No. 333-35882) and related Prospectus of NQL Inc. (formerly known as Alpha Microsystems) for the registration of 2,836,354 shares of its common stock, of our report dated March 10, 2000, except for Notes 2, 5 and 13, as to which the date is March 30, 2000, with respect to the consolidated financial statements and schedule of NQL Inc. (formerly known as Alpha Microsystems) included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                              /s/  Ernst & Young LLP


Orange County, California
August 25, 2000